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 Pegasus Communications Receives Commitment for $100 Million Term Loan Financing

BALA CYNWYD, PA, April 3, 2003 - Pegasus Communications Corporation (NASDAQ:
PGTV) announced today that its newly formed subsidiary, Pegasus Media & Communications Finance Corporation, has received a commitment from a group of institutional lenders for up to $100 million in term loan financing. Proceeds of the term loan financing will be available to redeem or repurchase Pegasus debt, preferred and equity securities. If drawn the loans will have a six-year term and an interest rate of 12.5% per annum with 6% payable in cash quarterly and 6.5% to be accrued and added to principal and paid at loan maturity. As additional consideration, the lenders will receive warrants to purchase shares of non-voting common stock of Pegasus Communications Corporation for an exercise price of $16.00 per share (shares of non-voting common stock received on exercise of the warrants may, in certain circumstances, be exchanged for an equal number of shares of Class A common stock). 500,000 warrants will be issued at closing with up to an additional 500,000 warrants to be issued based upon the actual amounts borrowed under the term loan commitment. Closing and initial funding under the term loan agreement will occur on satisfaction of various closing conditions, but not later than June 1, 2003. The term loan documents are being filed as exhibits to a Form 8-K to be filed with the SEC today.

About Pegasus

Pegasus Communications Corporation (www.pgtv.com) provides digital satellite television to rural households throughout the United States. Pegasus owns and/or operates television stations affiliated with CBS, FOX, UPN and The WB networks.

For further information, please contact:

Andrew Smith
Pegasus Communications Corporation
(610) 934-7083
andrew.smith@pgtv.com